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                                                                     EXHIBIT 4.2

                                AMENDMENT NO. 1
                                       TO
                               ADAC LABORATORIES
                      EMPLOYEE STOCK PURCHASE PLAN (1994)

        The Employee Stock Purchase Plan (1994) (the "Plan") of ADAC Laboratories, a California corporation (the "Company"), is hereby amended in the following respects:

        1.  NUMBER OF SHARES TO BE OFFERED.

        The first sentence of Section 4, entitled "Number of Shares to be Offered," is deleted in its entirety and the following first sentence is substituted in its place:

            "The maximum aggregate number of shares which shall be offered under the Plan shall be 270,000 shares of Stock, subject to adjustment as provided in Section 8 hereof."

        2.  EFFECTIVE DATE.

        Except as amended above, in all other respects, the Plan is hereby confirmed. The amendment of the Plan, as set forth above, has been approved by the Board of Directors on October 31, 1996, and by the shareholders on May 15, 1997 and is effective as of such later date.

                                By /s/ KAREN L. MASTERSON
                                   -----------------------
                                   Karen L. Masterson,
                                     Secretary of the Company